EXHIBIT 99.1

Chemung Financial Corporation Reports Second Quarter 2025 Results

ELMIRA, N.Y., July 17, 2025 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported a net loss of $6.5 million, or $1.35 per share, for the second quarter of 2025, compared to net income of $6.0 million, or $1.26 per share, for the first quarter of 2025, and net income of $5.0 million, or $1.05 per share, for the second quarter of 2024.

"The Corporation executed two major components of a transformational balance sheet repositioning in the second quarter by issuing subordinated debt and selling a significant portion of our securities portfolio," said Anders M. Tomson, President and CEO of Chemung Financial Corporation. "These strategic actions strengthen our regulatory capital position, improved commercial real estate concentration ratios, and enhanced our flexibility in funding loan growth in key expansion markets while positioning the Corporation to benefit from lower funding costs beginning in the third quarter," Tomson added.

"Core operating results for the quarter were solid and we remain encouraged by continued success in executing on principal initiatives. These results reflect the resilience of our customer base and the disciplined approach taken by our organization," said Tomson. “The recent addition of deposit focused team members in our growth markets will complement the strong loan pipelines we are seeing across our footprint,” concluded Tomson.

Second Quarter Highlights:

  The Corporation issued $45.0 million in aggregate principal Fixed-to-Floating Rate Subordinated Notes on June 10, 2025, due June 2035. The notes qualify as tier 2 capital at Chemung Financial Corporation.
  Available for sale securities with a book value of $245.5 million were sold in June 2025 as part of a balance sheet repositioning in conjunction with the Corporation's subordinated debt issuance, resulting in a realized pre-tax loss of $17.5 million. Proceeds from the sales totaled $227.3 million.
  Non-GAAP net income and earnings per share, excluding the impact of one-time items, was $6.3 million and $1.31, respectively, for the second quarter of 2025.1
  Net interest margin increased nine basis points, to 3.05%, for the second quarter 2025, compared to 2.96% for the first quarter 2025, partially due to the impact of the Corporation's balance sheet repositioning on the composition of interest-earning assets.1
  Dividends declared during the second quarter of 2025 were $0.32 per share.

1 See the GAAP to Non-GAAP reconciliations.

2nd Quarter 2025 vs 1st Quarter 2025

Net Interest Income:
Net interest income for the second quarter of 2025 totaled $20.8 million, compared to $19.8 million for the prior quarter, an increase of $1.0 million, or 5.0%, driven by increases of $1.3 million in interest income on loans and $0.5 million in interest income on interest-earning deposits, partially offset by a decrease of $0.5 million in interest income on taxable securities and an increase of $0.4 million in interest expense on borrowed funds.

Interest income on loans increased largely due to an increase of $30.8 million in average balances of total loans, compared to the prior quarter, an increase of 12 basis points in the average yield on total loans, compared to the prior quarter, and the recognition of $0.1 million in interest income on the payoff of a previously nonaccrual multifamily commercial mortgage. The increase in average balances of total loans was concentrated in commercial real estate. Average balances of commercial loans increased $39.2 million, due mainly to an increase in average balances of commercial real estate loans, while average balances of consumer loans decreased $9.3 million, each compared to the prior quarter. Average balances of residential mortgage loans were roughly in line with the prior quarter. Consumer loan average balances decreased primarily due to a decrease in average balances of indirect auto loans, as the Corporation largely continued to prioritize other types of lending, although auto loan origination activity increased toward the end of the second quarter. This decrease was partially offset by an increase in average balances of home equity lines of credit, largely due to promotional efforts in the first half of 2025. The increase in the average yield on total loans was largely driven by an increase of 11 basis points in the average yield on commercial loans, which was supported by stability in benchmark interest rates in the current period and strong origination yields in recent periods. Interest income recognized on the payoff of one nonaccrual multifamily commercial mortgage positively impacted the second quarter's average commercial loan yield by approximately two basis points, and the total average loan yield by one basis point.

Interest income on interest-earning deposits increased mainly due to an increase of $46.2 million in average balances of interest-earning deposits, largely comprised of proceeds from the Corporation's sale of available for sale securities in the second quarter of 2025, as well as proceeds from the Corporation's subordinated debt issuance in the second quarter of 2025. The Corporation maintained elevated levels of deposits at the Federal Reserve Bank of New York (FRBNY) at the end of the second quarter, partially in anticipation of the maturity of $155.0 million of total wholesale funding early in the third quarter of 2025. A portion of remaining balances of interest-earning deposits are expected to fund loan growth across the Corporation's markets.

Interest income on taxable securities decreased largely due to a decrease of $51.0 million in average balances of taxable securities, compared to the prior quarter, as well as a decrease of 20 basis points in the average yield on taxable securities, compared to the prior quarter. The decrease in average balances of taxable securities was due to both normal paydown activity on mortgage-backed and SBA pooled loan securities, as well as the Corporation's sale of available for sale securities in the second quarter of 2025. The decrease in the average yield on taxable securities primarily reflected the sale of relatively higher-yielding securities, executed to optimize sale proceeds, which generally resulted in the sale of securities which had yields above the portfolio weighted average yield prior to the sale. Additionally, an increase in amortization on SBA pooled loan securities, driven by paydown activity prior to the sale, also contributed to the decrease.

Interest expense on borrowed funds increased primarily due to the issuance of $45.0 million in subordinated notes in the second quarter of 2025, as well as an increase of $35.5 million in average balances of Federal Home Loan Bank of New York (FHLBNY) term advances, partially offset by a decrease of $16.4 million in average balances of FHLBNY overnight advances, both compared to the prior quarter. The subordinated notes were issued at a fixed interest rate of 7.75%, which will convert to a floating interest rate of the then-current Three-Month Term SOFR rate plus a spread of 415 basis points in the second quarter of 2030. There were $0.9 million in deferred issuance costs associated with the offering. The increase in average balances of FHLBNY term advances was primarily due to decreases in average balances of other types of wholesale funding, including FHLBNY overnight advances and brokered deposits. The average cost of FHLBNY term advances was consistent with the prior quarter, while the average cost of FHLBNY overnight advances decreased three basis points compared to the prior quarter.

Interest expense on deposits decreased by less than $0.1 million compared to the prior quarter, largely due to decreases in the average cost of customer time deposits and brokered deposits of 21 and 26 basis points, respectively, and a decrease of $20.0 million in average balances of brokered deposits, compared to the prior quarter, mostly offset by an increase of 13 basis points in the average cost of savings and money market deposits, compared to the prior quarter. The decrease in the average cost of customer time deposits was mainly due to the duration of deposits in the portfolio and the repricing of CDs issued in earlier periods as deposits were renewed or matured. The decrease in average balances of brokered deposits was partially due to an increase in average balances of other wholesale funding sources. The increase in the average cost of savings and money market deposits was primarily due to municipal deposit inflows, which tend to carry a higher cost than equivalent products for consumer or commercial clients.

Fully taxable equivalent net interest margin was 3.05% for the current quarter, compared to 2.96% for the prior quarter. Average interest-earning assets increased $20.2 million, while average interest-bearing liabilities increased $21.2 million during the second quarter, compared to the prior quarter. The average yield on interest-earning assets increased 11 basis points to 4.83%, while the average cost of interest-bearing liabilities increased two basis points to 2.57%, compared to the prior quarter. Total cost of funds was 1.94% for the current quarter, compared to 1.92% for the prior quarter, an increase of two basis points.

Provision for Credit Losses:
Provision for credit losses was $1.1 million for the second quarter of 2025, in line with the prior quarter. The provision was largely due to growth in commercial loan balances and changes in model inputs, including FOMC forecasts for increased unemployment and a decline in GDP growth, as well as declines in modeled prepayment speeds. A majority of loan balances charged-off in the second quarter related to loans that carried full specific allocations in the Corporation's allowance for credit losses, and therefore did not affect the provision for credit losses for the quarter. Charge-offs on loans which did not carry specific allocations were comparable to the prior quarter.

Non-Interest Income:
The Corporation recognized a pre-tax loss of $17.5 million on the sale of a portion of its available for sale securities portfolio in the second quarter of 2025, resulting in overall negative non-interest income of $10.7 million for the quarter, compared to positive non-interest income of $5.9 million for the prior quarter. Recurring non-interest income (see Non-GAAP reconciliations), which excludes the loss on the sale of available for sale securities and the gain on the sale of a previous branch property, increased $0.3 million compared to the prior quarter, driven by an increase in the change in fair value of equity investments of $0.2 million.

The loss recognized on the sale of available for sale securities was a major component of the Corporation's strategic balance sheet repositioning, where proceeds from the sale of securities are largely expected to be used to pay off more expensive wholesale funding liabilities later in 2025 and fund future loan growth. The pre-tax loss of $17.5 million represents 7.1% of the book value of securities sold as of the transaction date. The composition of securities sold included all the Corporation's U.S. Treasury and SBA pooled-loan securities, as well as portions of the Corporation's mortgage-backed securities and municipal bond portfolios. The weighted average book yield and weighted average life of securities sold were approximately 2.1% and three years, respectively, while the weighted average book yield and weighted average life of securities remaining were approximately 2.0% and seven years, respectively.

The Corporation also recognized a gain of $0.6 million on the sale of its previously disclosed held for sale branch property in Ithaca, New York. As previously disclosed all operations of the branch, formerly known as the "Ithaca Station" branch, were consolidated into a nearby branch in Ithaca in the fourth quarter of 2024. The increase in the change in fair value of equity investments was largely due to an increase in the market value of the Corporation's deferred compensation plan, due to improvements in financial markets during the current quarter.

Non-Interest Expense:
Non-interest expense for the second quarter of 2025 was $17.8 million, compared to $16.9 million for the prior quarter, an increase of $0.9 million, or 5.3%, driven by increases of $0.4 million in salaries and wages, $0.2 million in pension and other employee benefits, and $0.2 million in professional services.

Salaries and wages increased largely due to an increase in full-time equivalent employees compared to the prior quarter, including additional staffing in the Western New York Canal Bank division and temporary summer employees, as well as an increase in salary expense attributable to the increase in the market value of the Corporation's deferred compensation plan. Pension and other employee benefits increased primarily due to an increase in employee healthcare-related expenses, compared to the prior quarter. Professional services increased largely due to tax services related to the Corporation's Wealth Management Group, compared to the prior quarter.

Income Tax Expense:
Income tax expense for the second quarter of 2025 was a tax benefit of $2.4 million, compared to income tax expense of $1.7 million for the prior quarter, a decrease of $4.1 million. The decrease in income tax expense was primarily due to the net loss on the Corporation's sale of available for sale securities in the second quarter of 2025.

2nd Quarter 2025 vs 2nd Quarter 2024

Net Interest Income:
Net interest income for the second quarter of 2025 totaled $20.8 million, compared to $17.8 million for the same period in the prior year, an increase of $3.0 million, or 16.9%, driven by increases of $1.9 million in interest income on loans and $0.5 million in interest income on interest-earning deposits, and a decrease of $1.6 million in interest expense on deposits, partially offset by a decrease of $0.7 million in interest income on taxable securities.

Interest income on loans increased largely due to an increase of $98.7 million in average balances of total loans compared to the same period in the prior year, as well as an increase of nine basis points in the average yield on total loans compared to the same period in the prior year. The increase in average balances of total loans was concentrated in commercial loans, which grew by $129.2 million compared to the same period in the prior year, largely comprised of growth in commercial real estate balances, particularly in the Bank's Capital region and Western New York markets. The average yield on commercial loans decreased one basis point compared to the same period in the prior year, largely due to declines in benchmark interest rates on existing loans and the lower market interest rate environment on new originations.

Average balances of residential mortgage loans increased $2.9 million while the average yield on residential mortgage loans increased 37 basis points, each compared to the same period in the prior year. Mortgage origination activity increased in the first half of 2025 compared to the same period in the prior year, however overall origination volumes continue to trail levels experienced in recent years. The increase in the average yield on residential mortgages was partially driven by a shift in portfolio composition toward variable rate and construction-to-permanent mortgages, which are currently higher-yielding than fixed rate mortgages. Average balances of consumer loans decreased $33.3 million while the average yield on consumer loans increased 25 basis points, each compared to the same period in the prior year. The decrease in average balances was mainly due to a decrease in indirect auto origination activity, and normal portfolio turnover, as the Bank prioritized funding other types of lending over the past year. The increase in the average yield on consumer loans was primarily due to portfolio turnover in the indirect auto portfolio as older, lower-yielding balances were replaced by higher-yielding balances.

Interest income on interest-earning deposits increased mainly due to an increase of $45.9 million in average balances of interest-earning deposits, despite a decrease of 42 basis points in the average yield on interest-earning deposits, each compared to the same period in the prior year. The increase in average balances was largely due to proceeds from the Corporation's sale of available for sale securities in the second quarter of 2025 being held as deposits at the FRBNY in advance of $155.0 million in wholesale funding maturing early in the third quarter of 2025. The decrease in the average yield on interest-earning deposits was largely due to a decrease in the Federal Funds Target Range Upper Limit of 100 basis points between the second quarter of 2024 and second quarter of 2025. Deposits held at the FRBNY receive interest at a rate 10 basis points below the Federal Funds Upper Limit.

Interest expense on deposits decreased primarily due to a decrease of 79 basis points in the average cost of customer time deposits, as well as a decrease of 106 basis points in the average cost of brokered deposits, each compared to the same period in the prior year, resulting in a decrease of 83 basis points in the average cost of total time deposits. The decrease in the cost of customer time deposits was largely due to changes in offered terms on CD campaigns, including a shift towards shorter duration products, while the decrease in the average cost of brokered deposits was largely due to the declining market interest rate environment, which the Corporation was able to take advantage of by primarily utilizing brokered deposits with original durations of three months or less. Average balances of customer time deposits comprised 21.3% of total average deposits for the second quarter of 2025, compared to 21.9% for the second quarter of 2024. Also contributing to the decrease in interest expense on deposits were decreases of 28 basis points and seven basis points in the average cost of interest-bearing demand deposits and savings and money market deposits, respectively, compared to the same period in the prior year. Combined, these decreases resulted in a decrease of 41 basis points in the total average cost of interest-bearing deposits compared to the same period in the prior year, from 2.86% in the second quarter of 2024 to 2.45% in the second quarter of 2025. The deposit beta on total deposits was 28% between these two periods.

Interest income on taxable securities decreased largely due to a decrease of $86.6 million in average balances of taxable securities, as well as a decrease of 21 basis points in the average yield on taxable securities, both compared to the same period in the prior year. The decrease in average balances was mainly attributable to $57.2 million in paydowns and maturities of available for sale securities between the second quarters of 2024 and 2025, as well as $245.5 million in sales of available for sale securities during the second quarter of 2025 as part of the Corporation's balance sheet repositioning efforts. The decrease in the average yield on taxable securities was mainly attributable to decreases in interest rates earned on variable rate securities such as SBA loan pooled securities between the second quarters of 2024 and 2025, as well as the average yield of securities sold in the second quarter 2025 being higher than the overall average yield on the portfolio at the time of the sale.

Fully taxable equivalent net interest margin was 3.05% for the second quarter of 2025, compared to 2.66% for the same period in the prior year. Average interest-earning assets increased $50.5 million, while average interest-bearing liabilities increased $45.8 million, compared to the same period in the prior year. The average yield on interest-earning assets increased fourteen basis points to 4.83%, while the average cost of interest-bearing liabilities decreased 37 basis points to 2.57%, compared to the same period in the prior year. Total cost of funds was 1.94% for the current quarter, compared to 2.20% for the same period in the prior year, a decrease of 26 basis points.

Provision for Credit Losses:
Provision for credit losses was $1.1 million for the second quarter of 2025, compared to $0.9 million for the same period in the prior year, an increase of $0.2 million. The increase was largely due to stronger loan growth in the second quarter of 2025, which totaled $34.8 million, compared to the same period in the prior year, as well as changes in the FOMC's projections for increased unemployment and a decline in GDP growth during the second quarter of 2025, compared to relatively stable projections during the second quarter of 2024.

Non-Interest Income:
The Corporation recognized a pre-tax loss of $17.5 million on the sale of a portion of its available for sale securities portfolio in the second quarter of 2025, resulting in overall negative non-interest income of $10.7 million for the quarter, compared to positive non-interest income of $5.6 million for the same period in the prior year. Recurring non-interest income (see Non-GAAP reconciliations), which excludes the loss on the sale of available for sale securities and the gain on the sale of a previous branch property, increased $0.6 million compared to the same period in the prior year, driven by increases of $0.2 million in service charges on deposits and $0.1 million in each of wealth management group fee income and change in fair value of equity investments.

As previously mentioned in the quarter over quarter comparison, the $17.5 million loss recognized on the sale of available for sale securities was a major component of the Corporation's balance sheet repositioning. Additionally, the $0.6 million gain on the sale of a previous branch property was part of ongoing rationalization of the Bank's physical distribution network. Both the increase in service charges on deposits and wealth management group fee income were largely attributable to fee schedule increases implemented in the second half of 2024. Wealth management group fee income also benefited from positive changes in financial markets during the second quarter of 2025, which was also the primary driver in the change in fair value of equity investments, resulting in an increase in the market value of assets held for the Corporation's deferred compensation plan.

Non-Interest Expense:
Non-interest expense for the second quarter of 2025 was $17.8 million, compared to $16.2 million for the same period in the prior year, an increase of $1.6 million, or 9.9%, driven by increases of $0.8 million in salaries and wages, $0.3 million in data processing, and $0.2 million in professional services.

Salaries and wages increased largely due to an increase in base salaries, including merit-based increases and additional staffing for the Corporation's Western New York regional banking center. The increase in data processing was primarily due to an increase in core service provider expenses and additional expenses related to Canal Bank operations in Western New York. The increase in professional services was mainly due to an increase in consulting expenses, partially attributable to results-based fees related to the Corporation's implementation of fee schedule increases in 2024.

Income Tax Expense:
Income tax expense for the second quarter of 2025 was a tax benefit of $2.4 million, compared to income tax expense of $1.3 million for the second quarter of 2024, a decrease of $3.7 million. The decrease in income tax expense was primarily due to the net loss on the Corporation's sale of available for sale securities in the second quarter of 2025.

Asset Quality
Non-performing loans totaled $8.2 million as of June 30, 2025, or 0.39% of total loans, compared to $9.0 million, or 0.43% of total loans as of December 31, 2024. The decrease in non-performing loans was largely due to paydown and charge-off activity in the first half of 2025. There were $1.4 million in paydowns on and payoffs of non-performing commercial loans in the first half of 2025, including the payoff of a $1.0 million non-performing multifamily commercial mortgage. Additionally, $0.8 million in non-performing commercial and industrial loan balances were charged-off in the first half of 2025. These decreases were partially offset by $0.3 million in commercial loan balances added to non-performing loans in the first half of 2025. Retail non-performing loans increased $0.7 million compared to December 31, 2024, largely concentrated in home equity and indirect auto loans. Approximately half of the total increase in non-performing retail loans related to one well-secured first lien home equity loan which was placed into nonaccrual status in the first quarter of 2025. Non-performing assets, which are comprised of non-performing loans, other real estate owned, and repossessed vehicles, were $8.4 million, or 0.30% of total assets as of June 30, 2025, compared to $9.6 million, or 0.35% of total assets as of December 31, 2024. The decrease in non-performing assets was largely due to a decrease in non-performing loans. Other real estate owned decreased to $0.1 million as of June 30, 2025 from $0.4 million as of December 31, 2024, and was comprised of only one property as of June 30, 2025, while repossessed vehicles were $0.2 million as of June 30, 2025 and December 31, 2024.

Total loan delinquencies as of June 30, 2025 decreased compared to December 31, 2024, primarily driven by a decrease in commercial loan delinquencies. As of June 30, 2025, there were less than $0.1 million in performing commercial loan balances considered to be delinquent, compared to $3.9 million as of December 31, 2024. Annualized net charge-offs to total average loans for the second quarter of 2025 were 0.19%, compared to 0.05% for the first quarter of 2025, an increase of 14 basis points. Net charge-offs experienced in the second quarter of 2025 included a $0.7 million charge-off on an unsecured commercial and industrial loan which had previously carried a full allocation in the allowance for credit losses, as well as an unrelated $0.1 million partial charge-off on another commercial and industrial loan which also carried a specific allocation in the allowance for credit losses. Annualized net commercial charge-offs represented 0.20% of average balances for the second quarter of 2025. Consumer loan net charge-offs continues to be concentrated in indirect auto loans, with annualized consumer charge-offs representing 0.35% of average balances for the second quarter of 2025. Residential mortgages had an immaterial net recovery rate for the second quarter of 2025. Annualized net-charge offs for the six months ended June 30, 2025 were 0.12% of total average loan balances, compared to net charge-offs of 0.05% for the six months ended June 30, 2024, an increase of seven basis points, largely due to the $0.7 million commercial and industrial charge-off in the second quarter of 2025.

The allowance for credit losses on loans was $22.7 million as of June 30, 2025 compared to $21.4 million as of December 31, 2024. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.5 million as of June 30, 2025 and $0.8 million as of December 31, 2024. The increase in the allowance for credit losses on loans was partially attributable to the annual review and update to loss drivers used in the Bank's CECL model, which resulted in higher baseline loss rates for most of the Bank's portfolio segments. Also contributing to the increase in the allowance was year-to-date net loan growth and deterioration in FOMC forecasted data points used in modeling for national unemployment and GDP growth. Forecasts for year-end 2025 GDP growth decreased 70 basis points compared to December 31, 2024, while forecasts for year-end 2025 unemployment increased 20 basis points compared to December 31, 2024. Partially offsetting the overall increase in the allowance was a $0.8 million decrease in allowance allocations for individually analyzed loans, due to commercial net charge-offs in the first half of 2025. Provision for credit losses as a percentage of period-end loan balances was 0.05% for both the second quarter of 2025 and for the first quarter of 2025. The allowance for credit losses on loans to total loans was 1.06% as of June 30, 2025 and 1.03% as of December 31, 2024 while the allowance for credit losses on loans was 275.16% of non-performing loans as of June 30, 2025 and 238.87% as of December 31, 2024.

Balance Sheet Activity
Total assets were $2.852 billion as of June 30, 2025, compared to $2.776 billion as of December 31, 2024, an increase of $76.3 million, or 2.7%. This increase was driven by increases of $273.0 million in cash and cash equivalents and $61.0 million in loans, net of deferred origination fees and costs, partially offset by decreases of $244.1 million in securities available for sale and $11.0 million in accrued interest receivable and other assets.

Cash and cash equivalents increased largely due to proceeds of $227.3 million from the Corporation's sale of available for sale securities in the second quarter of 2025. Cash balances as of June 30, 2025 were held almost entirely at the FRBNY and the Corporation utilized a portion of these proceeds to pay off wholesale funding which matured early in the third quarter of 2025. An increase of $72.1 million in total deposits, primarily due to inflows of municipal deposits, and proceeds from the Corporation's issuance of subordinated debt in the second quarter of 2025, also contributed to the increase in cash and cash equivalents balances.

Loans, net of deferred origination fees and costs increased mainly due to growth in commercial real estate balances. Total commercial loan balances increased $75.5 million, or 5.0%, compared to prior year-end, comprised of an increase of $80.5 million in commercial real estate balances, partially offset by a decrease of $5.0 million in commercial and industrial balances. Year-to-date commercial loan growth was relatively evenly distributed between the Bank's Capital Bank and Canal Bank divisions in the Albany and Buffalo markets, respectively. Residential mortgages increased $3.2 million, or 1.2%, compared to the prior year-end, with overall year-to-date origination activity as of June 30, 2025 increasing compared to the same period in the prior year. Consumer loans decreased $17.7 million, or 6.3%, compared to the prior-year end, largely due to lower levels of indirect auto loan origination activity, and a relatively fast turnover rate in the portfolio, however origination activity increased toward the end of the second quarter as a result of a decrease in interest rates offered in the indirect lending program.

Securities available for sale decreased primarily due to the Corporation's ongoing strategic balance sheet repositioning, which included the sale of available for sale securities with a market value totaling $227.3 million in the second quarter of 2025. The sale of securities included the Corporation's entire portfolio of U.S Treasury and SBA pooled-loan securities, as well as portions of the mortgage-backed securities and municipal bonds portfolios. Year-to-date net paydowns and maturities on available for sale securities totaled $28.3 million, largely on mortgage-backed and SBA pooled-loan securities. Partially offsetting the overall decrease in the available for sale securities portfolio was an increase of $12.6 million in the fair value of securities, mainly due to favorable changes in interest rates compared to December 31, 2024. Accrued interest receivable and other assets decreased largely due to a decrease in the fair value of interest rate swap assets, due to changes in interest rates.

Total liabilities were $2.618 billion as of June 30, 2025, compared to $2.561 billion as of December 31, 2024, an increase of $56.7 million, or 2.2%. This increase was driven by increases of $72.1 million in total deposits and $44.1 million in subordinated debt, net of deferred issuance costs, partially offset by decreases of $54.3 million in advances and other debt and $5.0 million in accrued interest payable and other liabilities.

Total deposits increased $72.1 million, or 3.0%, compared to the prior year-end, largely due to increases of $44.6 million in money market deposits and $41.6 million in interest-bearing demand deposits. Increases in these deposit types were primarily attributable to seasonal inflows of municipal deposits. Total time deposits decreased $5.4 million, consisting of a decrease of $13.3 million in customer time deposits partially offset by an increase of $7.8 million in brokered deposits. The decrease in customer time deposits was partially due to the maturity of previous CD campaign offerings which were not renewed. The Bank has continued to focus on shorter-duration CD campaigns, such as six and 15-month offerings, while also introducing a 36-month option in 2025 to broaden its product offerings. All of the Corporation's brokered deposits matured in early July 2025 and were paid off in full using a portion of the proceeds from the previously mentioned securities sale. Excluding brokered deposits, total deposits increased $64.2 million from December 31, 2024. Additionally, savings deposits decreased $7.3 million while non interest-bearing demand deposits decreased $1.4 million from December 31, 2024. Non interest-bearing deposits comprised 25.3% and 26.1% of total deposits as of June 30, 2025 and December 31, 2024, respectively.

Subordinated debt, net of deferred issuance costs, increased due to the issuance of $45.0 million in 7.75% fixed-to-floating rate notes in June 2025 in a private offering. There were $0.9 million in deferred issuance costs associated with the offering. The subordinated debt qualifies as tier 2 capital at the holding company and tier 1 capital at the Bank. Of the $45.0 million in subordinated debt issued, $37.0 million was downstreamed to the Bank, qualifying as tier 1 capital. The notes carry an original term of ten years and are redeemable by the Corporation beginning in June 2030, and beginning in June 2030 will float based on the then current Three-Month Term SOFR, plus 415 basis points. Further details regarding the offering can be found in the Corporation's Form 8-K filed with the Securities and Exchange Commission on June 10, 2025.

Advances and other debt decreased mainly due to increases in cash and cash equivalents and total deposits. Advances and other debt as of June 30, 2025 largely consisted of a $55.0 million two-month term advance from the FHLBNY, which matured in July 2025, whereas the composition of advances and other debt as of the prior year-end consisted primarily of FHLBNY overnight advances. The decrease in accrued interest payable and other liabilities was mainly due to a decrease in interest rate swap liabilities, due to changes in interest rates.

Total shareholders’ equity was $235.0 million as of June 30, 2025, compared to $215.3 million as of December 31, 2024, an increase of $19.7 million, or 9.2%, driven by a decrease of $22.4 million in accumulated other comprehensive loss and partially offset by a decrease of $3.5 million in retained earnings. The decrease in accumulated other comprehensive loss was largely due to the reclassification of a portion of losses attributable to the available for sale securities portfolio into current period earnings, due to the Corporation's sale of available for sale securities in the second quarter of 2025, as well as an increase in the fair value of securities available for sale, mainly due to favorable changes in market interest rates. The decrease in retained earnings was mainly due to a net loss for the six months ended June 30, 2025, due to the Corporation's loss on the sale of available for sale securities, and dividends declared of $3.1 million during the six months ended June 30, 2025.

The total equity to total assets ratio was 8.24% as of June 30, 2025, compared to 7.76% as of December 31, 2024, and the tangible equity to tangible assets ratio was 7.53% as of June 30, 2025, compared to 7.02% as of December 31, 2024.1 Book value per share and tangible book value per share increased to $48.85 and $44.31, respectively, as of June 30, 2025 from $45.13 and $40.55, respectively, as of December 31, 2024.1 The Corporation's sale of securities available for sale did not impact book value per share or tangible book value per share. As of June 30, 2025, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity
The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY overnight and term advances, and FRB advances. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth. As of June 30, 2025, the Corporation's cash and cash equivalents balance was $320.1 million, largely consisting of the proceeds from the Corporation's sale of a portion of the available for sale securities portfolio in the second quarter of 2025. The Corporation continues to maintain an investment portfolio of securities available for sale, comprised of government sponsored entity mortgage-backed securities, municipal bonds, and corporate bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if needed. As of June 30, 2025, the Corporation's investment in securities available for sale was $287.3 million, $74.2 million of which was not pledged as collateral. Additionally, as of June 30, 2025, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $170.2 million, $55.0 million of which was utilized and $115.2 million of which was available as additional borrowing capacity.

As of June 30, 2025, uninsured deposits totaled $694.3 million, or 28.1% of total deposits, including $187.4 million of municipal deposits collateralized by pledged assets, when required. As of December 31, 2024, uninsured deposits totaled $652.3 million, or 27.2% of total deposits, including $145.6 million of municipal deposits collateralized by pledged assets, when required. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

As of June 30, 2025, the Corporation had brokered deposits totaling $100.0 million, all of which matured in early July 2025. As part of its strategic balance sheet repositioning, the Corporation did not replace the brokered deposits at maturity, reflecting its efforts to reduce reliance on wholesale funding sources. The Corporation may use brokered deposits in the future either as a secondary source in funding asset growth or as an additional source of liquidity in supporting ongoing operations.

Other Items
The market value of total assets under management or administration in our Wealth Management Group was $2.313 billion as of June 30, 2025, including $334.0 million of assets under management or administration for the Corporation, compared to $2.212 billion as of December 31, 2024, including $301.9 million of assets under management or administration for the Corporation, an increase of $101.0 million, or 4.5%. Excluding assets under management or administration for the Corporation, total market value of Wealth Management Group assets increased $69.0 million, or 3.7%, largely due to improvements in financial markets during 2025, largely concentrated in the second quarter 2025.

In April 2025, the Corporation completed the sale of its previous branch property on West Buffalo Street in Ithaca, New York, resulting in a pre-tax gain on the sale of $0.6 million. Branch operations had previously been consolidated into a nearby Ithaca branch in November 2024. The gain on the sale of this property has been excluded for the purposes of calculating certain non-GAAP metrics appearing elsewhere in this press release.

As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of June 30, 2025, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the second quarter of 2025. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of June 30, 2025.

About Chemung Financial Corporation
Chemung Financial Corporation is a $2.9 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot guarantee that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, tariffs, cybersecurity risks, changes in FDIC assessments, bank failures, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2024 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2025	2025	2024	2024	2024
ASSETS
Cash and due from financial institutions	$35,825	$32,087	$26,224	$36,247	$23,184
Interest-earning deposits in other financial institutions	284,226	21,348	20,811	44,193	47,033
Total cash and cash equivalents	320,051	53,435	47,035	80,440	70,217

Equity investments	3,387	3,249	3,235	3,244	3,090

Securities available for sale	287,335	528,327	531,442	554,575	550,927
Securities held to maturity	680	808	808	657	657
FHLB and FRB stock, at cost	6,826	8,040	9,117	4,189	5,506
Total investment securities	294,841	537,175	541,367	559,421	557,090

Commercial	1,591,999	1,555,988	1,516,525	1,464,205	1,445,258
Residential mortgage	278,221	275,448	274,979	274,099	271,620
Consumer	262,194	266,200	279,915	290,650	294,594
Loans, net of deferred loan fees	2,132,414	2,097,636	2,071,419	2,028,954	2,011,472
Allowance for credit losses	(22,665)	(22,522)	(21,388)	(21,441)	(21,031)
Loans, net	2,109,749	2,075,114	2,050,031	2,007,513	1,990,441

Loans held for sale	2,212	284	—	—	381
Premises and equipment, net	15,438	16,222	16,375	14,915	14,731
Operating lease right-of-use assets	5,139	5,332	5,446	5,637	5,827
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	79,847	84,090	90,834	81,221	92,212
Total assets	$2,852,488	$2,796,725	$2,776,147	$2,774,215	$2,755,813

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$624,389	$619,645	$625,762	$616,126	$619,192
Interest-bearing demand deposits	348,169	339,790	306,536	349,383	328,370
Money market deposits	639,706	625,505	595,123	630,870	613,131
Savings deposits	238,228	249,541	245,550	242,911	248,528
Time deposits	618,470	598,915	623,912	611,831	606,700
Total deposits	2,468,962	2,433,396	2,396,883	2,451,121	2,415,921

Advances and other debt	58,616	88,701	112,889	53,757	83,835
Subordinated debt, net of deferred issuance costs	44,146	—	—	—	—
Operating lease liabilities	5,319	5,516	5,629	5,820	6,009
Accrued interest payable and other liabilities	40,479	40,806	45,437	42,863	48,826
Total liabilities	2,617,522	2,568,419	2,560,838	2,553,561	2,554,591

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	48,502	48,157	48,783	48,457	48,102
Retained earnings	244,211	252,195	247,705	243,266	239,021
Treasury stock, at cost	(15,095)	(15,180)	(16,167)	(15,987)	(16,043)
Accumulated other comprehensive loss	(42,705)	(56,919)	(65,065)	(55,135)	(69,911)
Total shareholders' equity	234,966	228,306	215,309	220,654	201,222
Total liabilities and shareholders' equity	$2,852,488	$2,796,725	$2,776,147	$2,774,215	$2,755,813

Period-end shares outstanding	4,810	4,807	4,771	4,774	4,772

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
(in thousands, except per share data)	2025	2024	Change	2025	2024	Change
Interest and dividend income:
Loans, including fees	$29,435	$27,514	7.0	$57,534	$54,712	5.2
Taxable securities	2,530	3,251	(22.2)	5,553	6,808	(18.4)
Tax exempt securities	214	254	(15.7)	465	512	(9.2)
Interest-earning deposits	855	367	133.0	1,180	573	105.9
Total interest and dividend income	33,034	31,386	5.3	64,732	62,605	3.4

Interest expense:
Deposits	11,076	12,711	(12.9)	22,232	24,856	(10.6)
Borrowed funds	1,150	914	25.8	1,875	1,899	(1.3)
Total interest expense	12,226	13,625	(10.3)	24,107	26,755	(9.9)

Net interest income	20,808	17,761	17.2	40,625	35,850	13.3
Provision (credit) for credit losses	1,145	879	30.3	2,237	(1,161)	292.7
Net interest income after provision for credit losses	19,663	16,882	16.5	38,388	37,011	3.7

Non-interest income:
Wealth management group fee income	2,993	2,860	4.7	5,860	5,563	5.3
Service charges on deposit accounts	1,114	964	15.6	2,234	1,913	16.8
Interchange revenue from debit card transactions	1,110	1,141	(2.7)	2,147	2,204	(2.6)
Net gains (losses) on securities transactions	(17,498)	—	N/M	(17,498)	—	N/M
Change in fair value of equity investments	108	14	N/M	61	115	(47.0)
Net gains on sales of loans held for sale	51	39	30.8	91	71	28.2
Net gains (losses) on sales of other real estate owned	3	(3)	200.0	(8)	(3)	(166.7)
Income from bank owned life insurance	8	10	(20.0)	16	19	(15.8)
Other	1,406	573	145.4	2,281	1,373	66.1
Total non-interest income	(10,705)	5,598	(291.2)	(4,816)	11,255	(142.8)

Non-interest expense:
Salaries and wages	7,579	6,823	11.1	14,788	13,839	6.9
Pension and other employee benefits	2,112	2,078	1.6	4,034	4,160	(3.0)
Other components of net periodic pension and postretirement benefits	(113)	(232)	51.3	(226)	(464)	51.3
Net occupancy	1,431	1,445	(1.0)	2,964	2,938	0.9
Furniture and equipment	455	397	14.6	828	795	4.2
Data processing	2,563	2,297	11.6	5,097	4,870	4.7
Professional services	805	558	44.3	1,443	1,117	29.2
Marketing and advertising	351	388	(9.5)	690	733	(5.9)
Other real estate owned expense	3	12	(75.0)	14	61	(77.0)
FDIC insurance	434	516	(15.9)	873	1,093	(20.1)
Loan expense	296	200	48.0	574	455	26.2
Other	1,853	1,737	6.7	3,617	3,320	8.9
Total non-interest expense	17,769	16,219	9.6	34,696	32,917	5.4

Income before income tax expense	(8,811)	6,261	(240.7)	(1,124)	15,349	(107.3)
Income tax expense	(2,359)	1,274	(285.2)	(695)	3,312	(121.0)
Net income	$(6,452)	$4,987	(229.4)	$(429)	$12,037	(103.6)

Basic and diluted earnings per share	$(1.35)	$1.05		$(0.09)	$2.53
Cash dividends declared per share	$0.32	$0.31		$0.64	$0.62
Average basic and diluted shares outstanding	4,808	4,770		4,798	4,767

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Six Months Ended
Consolidated Financial Highlights (Unaudited)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2025	2025	2024	2024	2024	2025	2024
RESULTS OF OPERATIONS
Interest income	$33,034	$31,698	$32,597	$32,362	$31,386	$64,732	$62,605
Interest expense	12,226	11,881	12,776	13,974	13,625	24,107	26,755
Net interest income	20,808	19,817	19,821	18,388	17,761	40,625	35,850
Provision (credit) for credit losses	1,145	1,092	551	564	879	2,237	(1,161)
Net interest income after provision for credit losses	19,663	18,725	19,270	17,824	16,882	38,388	37,011
Non-interest income	(10,705)	5,889	6,056	5,919	5,598	(4,816)	11,255
Non-interest expense	17,769	16,927	17,823	16,510	16,219	34,696	32,917
Income before income tax expense	(8,811)	7,687	7,503	7,233	6,261	(1,124)	15,349
Income tax expense	(2,359)	1,664	1,589	1,513	1,274	(695)	3,312
Net income	$(6,452)	$6,023	$5,914	$5,720	$4,987	$(429)	$12,037

Basic and diluted earnings per share	$(1.35)	$1.26	$1.24	$1.19	$1.05	$(0.09)	$2.53
Average basic and diluted shares outstanding	4,808	4,791	4,774	4,773	4,770	4,798	4,767
PERFORMANCE RATIOS
Return on average assets	(0.92%)	0.88%	0.85%	0.83%	0.73%	(0.03%)	0.89%
Return on average equity	(11.29%)	10.96%	10.73%	10.81%	10.27%	(0.38%)	12.37%
Return on average tangible equity (a)	(12.48%)	12.15%	11.92%	12.07%	11.56%	(0.42%)	13.93%
Efficiency ratio (unadjusted) (e)	175.88%	65.85%	68.88%	67.92%	69.43%	96.89%	69.88%
Efficiency ratio (adjusted) (a)	65.69%	65.64%	68.64%	67.69%	69.19%	65.67%	69.64%
Non-interest expense to average assets	2.54%	2.47%	2.57%	2.39%	2.38%	2.50%	2.42%
Loans to deposits	86.37%	86.20%	86.42%	82.78%	83.26%	86.37%	83.26%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.61%	5.49%	5.61%	5.65%	5.52%	5.55%	5.51%
Yield on investments	2.27%	2.26%	2.29%	2.21%	2.27%	2.26%	2.31%
Yield on interest-earning assets	4.83%	4.72%	4.79%	4.78%	4.69%	4.78%	4.69%
Cost of interest-bearing deposits	2.45%	2.48%	2.67%	2.88%	2.86%	2.47%	2.80%
Cost of borrowings	4.90%	4.54%	4.74%	5.08%	5.04%	4.76%	5.10%
Cost of interest-bearing liabilities	2.57%	2.55%	2.73%	2.97%	2.94%	2.56%	2.90%
Cost of funds	1.94%	1.92%	2.04%	2.24%	2.20%	1.93%	2.16%
Interest rate spread	2.26%	2.17%	2.06%	1.81%	1.75%	2.22%	1.79%
Net interest margin, fully taxable equivalent	3.05%	2.96%	2.92%	2.72%	2.66%	3.00%	2.69%
CAPITAL
Total equity to total assets at end of period	8.24%	8.16%	7.76%	7.95%	7.30%	8.24%	7.30%
Tangible equity to tangible assets at end of period (a)	7.53%	7.44%	7.02%	7.22%	6.56%	7.53%	6.56%
Book value per share	$48.85	$47.49	$45.13	$46.22	$42.17	$48.85	$42.17
Tangible book value per share (a)	44.31	42.95	40.55	41.65	37.59	44.31	37.59
Period-end market value per share	48.47	47.57	48.81	48.02	48.00	48.47	48.00
Dividends declared per share	0.32	0.32	0.31	0.31	0.31	0.64	0.62
AVERAGE BALANCES
Loans and loans held for sale (b)	$2,108,557	$2,077,739	$2,046,270	$2,020,280	$2,009,823	$2,093,233	$1,999,504
Interest-earning assets	2,749,856	2,729,661	2,711,995	2,699,968	2,699,402	2,739,813	2,690,230
Total assets	2,802,226	2,784,414	2,761,875	2,751,392	2,740,967	2,793,369	2,732,679
Deposits	2,432,713	2,445,597	2,446,662	2,410,735	2,419,169	2,439,119	2,410,692
Total equity	229,161	222,802	219,254	210,421	195,375	225,999	195,618
Tangible equity (a)	207,337	200,978	197,430	188,597	173,551	204,175	173,794
ASSET QUALITY
Net charge-offs	$992	$262	$594	$78	$306	$1,254	$488
Non-performing loans (c)	8,237	9,881	8,954	10,545	8,195	8,237	8,195
Non-performing assets (d)	8,447	10,282	9,606	11,134	8,872	8,447	8,872
Allowance for credit losses	22,665	22,522	21,388	21,441	21,031	22,665	21,031
Annualized net charge-offs to average loans	0.19%	0.05%	0.12%	0.02%	0.06%	0.12%	0.05%
Non-performing loans to total loans	0.39%	0.47%	0.43%	0.52%	0.41%	0.39%	0.41%
Non-performing assets to total assets	0.30%	0.37%	0.35%	0.40%	0.32%	0.30%	0.32%
Allowance for credit losses to total loans	1.06%	1.07%	1.03%	1.06%	1.05%	1.06%	1.05%
Allowance for credit losses to non-performing loans	275.16%	227.93%	238.87%	203.33%	256.63%	275.16%	256.63%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Loans and loans held for sale do not reflect the allowance for credit losses.
(c) Non-performing loans include nonaccrual loans only.
(d) Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended June 30, 2025			Three Months Ended June 30, 2024			Three Months Ended June 30, 2025 vs. 2024
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,568,239	$22,909	5.86%	$1,439,085	$21,005	5.87%	$1,904	$1,939	$(35)
Residential mortgage loans	276,391	2,847	4.13%	273,482	2,569	3.76%	278	27	251
Consumer loans	263,927	3,727	5.66%	297,256	3,996	5.41%	(269)	(453)	184
Taxable securities	533,573	2,533	1.90%	620,201	3,254	2.11%	(721)	(421)	(300)
Tax-exempt securities	31,967	239	3.00%	39,567	276	2.81%	(37)	(55)	18
Interest-earning deposits	75,759	855	4.53%	29,811	367	4.95%	488	521	(33)
Total interest-earning assets	2,749,856	33,110	4.83%	2,699,402	31,467	4.69%	1,643	1,558	85

Non interest-earning assets:
Cash and due from banks	25,005			25,054
Other assets	49,911			37,120
Allowance for credit losses	(22,546)			(20,609)
Total assets	$2,802,226			$2,740,967

Interest-bearing liabilities:
Interest-bearing checking	$334,957	$1,297	1.55%	$305,620	$1,391	1.83%	$(94)	$128	$(222)
Savings and money market	867,723	4,237	1.96%	854,456	4,317	2.03%	(80)	68	(148)
Time deposits	519,181	4,536	3.50%	529,063	5,643	4.29%	(1,107)	(102)	(1,005)
Brokered deposits	92,826	1,006	4.35%	101,182	1,360	5.41%	(354)	(105)	(249)
FHLBNY overnight advances	4,381	50	4.58%	10,824	151	5.52%	(101)	(79)	(22)
Term advances and other debt	79,413	893	4.51%	61,809	763	4.96%	130	204	(74)
Subordinated debt	10,254	207	8.10%	—	—	N/A	207	207	—
Total interest-bearing liabilities	1,908,735	12,226	2.57%	1,862,954	13,625	2.94%	(1,399)	321	(1,720)

Non interest-bearing liabilities:
Demand deposits	618,026			628,848
Other liabilities	46,304			53,790
Total liabilities	2,573,065			2,545,592
Shareholders' equity	229,161			195,375
Total liabilities and shareholders' equity	$2,802,226			$2,740,967

Fully taxable equivalent net interest income		20,884			17,842		$3,042	$1,237	$1,805
Net interest rate spread (1)			2.26%			1.75%
Net interest margin, fully taxable equivalent (2)			3.05%			2.66%
Taxable equivalent adjustment		(76)			(81)
Net interest income		$20,808			$17,761

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024			Six Months Ended June 30, 2025 vs. 2024
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)
Interest-earning assets:
Commercial loans	$1,548,741	$44,605	5.81%	$1,423,018	$41,647	5.89%	$2,958	$3,543	$(585)
Residential mortgage loans	275,960	5,548	4.05%	275,571	5,166	3.75%	382	6	376
Consumer loans	268,532	7,478	5.62%	300,915	8,012	5.35%	(534)	(912)	378
Taxable securities	558,952	5,559	2.01%	626,747	6,814	2.19%	(1,255)	(713)	(542)
Tax-exempt securities	34,846	518	3.00%	39,916	558	2.81%	(40)	(76)	36
Interest-earning deposits	52,782	1,180	4.51%	24,063	573	4.79%	607	642	(35)
Total interest-earning assets	2,739,813	64,888	4.78%	2,690,230	62,770	4.69%	2,118	2,490	(372)

Non interest-earning assets:
Cash and due from banks	25,527			25,154
Other assets	50,083			38,893
Allowance for credit losses	(22,054)			(21,598)
Total assets	$2,793,369			$2,732,679

Interest-bearing liabilities:
Interest-bearing checking	$335,556	$2,601	1.56%	$306,758	$2,725	1.79%	$(124)	$243	$(367)
Savings and money market	863,354	8,103	1.89%	859,785	8,583	2.01%	(480)	36	(516)
Time deposits	517,045	9,239	3.60%	505,512	10,547	4.20%	(1,308)	234	(1,542)
Brokered deposits	102,777	2,289	4.49%	111,295	3,001	5.42%	(712)	(220)	(492)
FHLBNY overnight advances	12,535	285	4.58%	22,849	639	5.53%	(354)	(256)	(98)
Term advances and other debt	61,780	1,383	4.51%	51,638	1,260	4.91%	123	231	(108)
Subordinated debt	5,155	207	8.10%	—	—	N/A	207	207	—
Total interest-bearing liabilities	1,898,202	24,107	2.56%	1,857,837	26,755	2.90%	(2,648)	475	(3,123)

Non interest-bearing liabilities:
Demand deposits	620,387			627,342
Other liabilities	48,781			51,882
Total liabilities	2,567,370			2,537,061
Shareholders' equity	225,999			195,618
Total liabilities and shareholders' equity	$2,793,369			$2,732,679

Fully taxable equivalent net interest income		40,781			36,015		$4,766	$2,015	$2,751
Net interest rate spread (1)			2.22%			1.79%
Net interest margin, fully taxable equivalent (2)			3.00%			2.69%
Taxable equivalent adjustment		(156)			(165)
Net interest income		$40,625			$35,850

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended June 30, 2025			Three Months Ended March 31, 2025			Three Months Ended June 30, 2025 vs. March 31, 2025
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)
Interest-earning assets:
Commercial loans	$1,568,239	$22,909	5.86%	$1,529,028	$21,696	5.75%	$1,213	$695	$518
Residential mortgage loans	276,391	2,847	4.13%	275,524	2,701	3.98%	146	12	134
Consumer loans	263,927	3,727	5.66%	273,187	3,751	5.57%	(24)	(99)	75
Taxable securities	533,573	2,533	1.90%	584,614	3,026	2.10%	(493)	(235)	(258)
Tax-exempt securities	31,967	239	3.00%	37,758	279	3.00%	(40)	(40)	—
Interest-earning deposits	75,759	855	4.53%	29,550	325	4.46%	530	525	5
Total interest-earning assets	2,749,856	33,110	4.83%	2,729,661	31,778	4.72%	1,332	858	474

Non interest-earning assets:
Cash and due from banks	25,005			26,055
Other assets	49,911			50,256
Allowance for credit losses	(22,546)			(21,558)
Total assets	$2,802,226			$2,784,414

Interest-bearing liabilities:
Interest-bearing checking	$334,957	$1,297	1.55%	$336,162	$1,303	1.57%	$(6)	$(1)	$(5)
Savings and money market	867,723	4,237	1.96%	858,937	3,866	1.83%	371	47	324
Time deposits	519,181	4,536	3.50%	514,884	4,704	3.71%	(168)	48	(216)
Brokered deposits	92,826	1,006	4.35%	112,840	1,283	4.61%	(277)	(210)	(67)
FHLBNY overnight advances	4,381	50	4.58%	20,781	236	4.61%	(186)	(184)	(2)
Term advances and other debt	79,413	893	4.51%	43,950	489	4.51%	404	404	—
Subordinated debt	10,254	207	8.10%	—	—	N/A	207	207	—
Total interest-bearing liabilities	1,908,735	12,226	2.57%	1,887,554	11,881	2.55%	345	311	34

Non interest-bearing liabilities:
Demand deposits	618,026			622,774
Other liabilities	46,304			51,284
Total liabilities	2,573,065			2,561,612
Shareholders' equity	229,161			222,802
Total liabilities and shareholders' equity	$2,802,226			$2,784,414

Fully taxable equivalent net interest income		20,884			19,897		$987	$547	$440
Net interest rate spread (1)			2.26%			2.17%
Net interest margin, fully taxable equivalent (2)			3.05%			2.96%
Taxable equivalent adjustment		(76)			(80)
Net interest income		$20,808			$19,817

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2025	2025	2024	2024	2024	2025	2024
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$20,808	$19,817	$19,821	$18,388	$17,761	$40,625	$35,850
Fully taxable equivalent adjustment	76	80	88	83	81	156	165
Fully taxable equivalent net interest income (non-GAAP)	$20,884	$19,897	$19,909	$18,471	$17,842	$40,781	$36,015

Average interest-earning assets (GAAP)	$2,749,856	$2,729,661	$2,711,995	$2,699,968	$2,699,402	$2,739,813	$2,690,230

Net interest margin - fully taxable equivalent (non-GAAP)	3.05%	2.96%	2.92%	2.72%	2.66%	3.00%	2.69%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2025	2025	2024	2024	2024	2025	2024
EFFICIENCY RATIO
Net interest income (GAAP)	$20,808	$19,817	$19,821	$18,388	$17,761	$40,625	$35,850
Fully taxable equivalent adjustment	76	80	88	83	81	156	165
Fully taxable equivalent net interest income (non-GAAP)	$20,884	$19,897	$19,909	$18,471	$17,842	$40,781	$36,015

Non-interest income (GAAP)	$(10,705)	$5,889	$6,056	$5,919	$5,598	$(4,816)	$11,255
Less: net (gains) losses on security transactions	17,498	—	—	—	—	17,498	—
Less: (gain) loss on sale of branch property (net of tax)	(629)	—	—	—	—	(629)	—
Adjusted non-interest income (non-GAAP)	$6,164	$5,889	$6,056	$5,919	$5,598	$12,053	$11,255

Non-interest expense (GAAP)	$17,769	$16,927	$17,823	$16,510	$16,219	$34,696	$32,917

Efficiency ratio (unadjusted)	175.88%	65.85%	68.88%	67.92%	69.43%	96.89%	69.88%
Efficiency ratio (adjusted)	65.69%	65.64%	68.64%	67.69%	69.19%	65.67%	69.64%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share and ratio data)	2025	2025	2024	2024	2024	2025	2024
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$234,966	$228,306	$215,309	$220,654	$201,222	$234,966	$201,222
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$213,142	$206,482	$193,485	$198,830	$179,398	$213,142	$179,398

Total assets (GAAP)	$2,852,488	$2,796,725	$2,776,147	$2,774,215	$2,755,813	$2,852,488	$2,755,813
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,830,664	$2,774,901	$2,754,323	$2,752,391	$2,733,989	$2,830,664	$2,733,989

Total equity to total assets at end of period (GAAP)	8.24%	8.16%	7.76%	7.95%	7.30%	8.24%	7.30%
Book value per share (GAAP)	$48.85	$47.49	$45.13	$46.22	$42.17	$48.85	$42.17

Tangible equity to tangible assets at end of period (non-GAAP)	7.53%	7.44%	7.02%	7.22%	6.56%	7.53%	6.56%
Tangible book value per share (non-GAAP)	$44.31	$42.95	$40.55	$41.65	$37.59	$44.31	$37.59

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2025	2025	2024	2024	2024	2025	2024
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$229,161	$222,802	$219,254	$210,421	$195,375	$225,999	$195,618
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$207,337	$200,978	$197,430	$188,597	$173,551	$204,175	$173,794

Return on average equity (GAAP)	(11.29%)	10.96%	10.73%	10.81%	10.27%	(0.38%)	12.37%
Return on average tangible equity (non-GAAP)	(12.48%)	12.15%	11.92%	12.07%	11.56%	(0.42%)	13.93%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share and ratio data)	2025	2025	2024	2024	2024	2025	2024
NON-GAAP NET INCOME
Reported net income (GAAP)	$(6,452)	$6,023	$5,914	$5,720	$4,987	$(429)	$12,037
Net (gains) losses on security transactions (net of tax)	13,237	—	—	—	—	13,237	—
Net (gain) loss on sale of branch property (net of tax)	(463)	—	—	—	—	(463)	—
Net income (non-GAAP)	$6,322	$6,023	$5,914	$5,720	$4,987	$12,345	$12,037

Average basic and diluted shares outstanding	4,808	4,791	4,774	4,773	4,770	4,798	4,767

Reported basic and diluted earnings per share (GAAP)	$(1.35)	$1.26	$1.24	$1.19	$1.05	$(0.09)	$2.53
Reported return on average assets (GAAP)	(0.92%)	0.88%	0.85%	0.83%	0.73%	(0.03%)	0.89%
Reported return on average equity (GAAP)	(11.29%)	10.96%	10.73%	10.81%	10.27%	(0.38%)	12.37%

Basic and diluted earnings per share (non-GAAP)	$1.31	$1.26	$1.24	$1.19	$1.05	$2.57	$2.53
Return on average assets (non-GAAP)	0.90%	0.88%	0.85%	0.83%	0.73%	0.89%	0.89%
Return on average equity (non-GAAP)	11.07%	10.96%	10.73%	10.81%	10.27%	11.02%	12.37%

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714

Category: Financial

Source: Chemung Financial Corp